UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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RTI SURGICAL, INC.

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RTI Surgical May 6, 2016 Creating a Stronger Governance Structure and Building Long-Term Stockholder Value

Forward Looking Statement The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this presentation document are subject to certain risks and uncertainties, such as our ability to maintain our existing strategic relationships, rapid technological changes, intense competition, negative publicity concerning our industry and/or significantly greater regulation by the FDA. Actual results could differ materially from current expectations. The information contained herein is not a prospectus and does not constitute an offer to sell nor a solicitation of an offer to buy any security. Copies of the Company's SEC filings may be obtained by contacting the Company or the SEC or by visiting RTI's website at www.rtix.com or the SEC's website at www.sec.gov.

Creating a Stronger Governance Structure and Building Long-Term Stockholder Value RTI Surgical ("RTI" or the "Company") is committed to the right governance framework to support and increase stockholder value and has conducted a thorough and successful process to strengthen the Board RTI’s Director nominees, in our opinion, are the best leadership team to direct management and the business and increase long-term stockholder value Krensavage’s nominees, in our opinion, are less qualified than RTI's nominees to be Directors of your company RTI is making significant progress executing its plan to grow revenue year-over-year, increase margins Strategic steps delivering stronger financial performance 2015 year-over-year growth in revenues of 7.4% (9% on a constant currency basis) Year-over-year growth in adjusted EBITDA1 of 36.3% and in adjusted net income1 per fully diluted common share of 109% Note: 1Reconciliation details for these non-GAAP figures are shown in appendix RTI Surgical is a leading global surgical implant company providing surgeons with a broad portfolio of safe biologic, metal, synthetic and synthetic-based implants.

Headquarters in Alachua, Fla. Manufacturing and distribution locations: Alachua, Fla; Marquette, Mich.; Greenville, NC; Neunkirchen, Germany; Houten, the Netherlands Approximately 1,100 employees worldwide Diversified market approach through direct organization and commercial distributors Leading biologics business Strong tissue recovery relationships Clinically proven, industry-leading tissue sterilization processes: BioCleanse® process, Tutoplast® process and Cancelle® SP process Significant player in metals and synthetics Strong international presence; implants distributed in nearly 50 countries RTI Today

Tutogen Merger February 27, 2008 Announced Strategic Alternatives February 17, 2005 Pioneer Acquisition July 16, 2013 Annual Revenues

Changing the Paradigm Acquisition of Pioneer Surgical Technology — 2013 Expanded and balanced product portfolio with metals and synthetics Expanded direct channel in U.S. and internationally Added nanOss® advanced bone graft substitute 12+ commercial distributors, solid relationships and favorable contracts Direct sales forces in sports medicine and orthopedics, spine and cardiothoracic Financial characteristics: $285M in revenue (2016 guidance mid-point) Improving profitability (mid to high single digit operating margin) Improving free cash flow 2013 to Present

Direct Business Direct business is the fastest growing segment of our business and is increasing as a percent of overall revenue Direct 49% 2015 revenue Direct Historical Revenue ($000) 29% CAGR

A Strong Strategy to Increase Stockholder Value Actionable strategy to grow the Company and increase profitability Extensive investment in higher margin direct sales business Broadening implant portfolio to include metals and synthetics Intense focus on controlling operating cost base Key growth areas: Focused products expected to grow revenues at a 5-year compound annual growth rate of approximately 50% and generate gross margins of approximately 70%1 Hardware expected to grow revenues at a 5-year compound annual growth rate in the mid-teens and generate gross margins of approximately 70%2 Base biologics expected to grow revenues at a 5-year compound annual growth rate in the mid-single digits and generate gross margins of approximately 40%3 Path to become a $500-million-revenue company by growing revenues faster than the market with gross margins approaching 60% and operating margins approaching 20% of total revenues. Notes: 1These expectations were based upon: (a) for the revenues, the large size of the relevant market, the Company's view that its products generally perform superior to competitive products, and the Company's belief that its sales force would expand its customer base because of the attractiveness of its products and (b) for the gross margins, the level of gross margins currently recognized for this product group. 2These expectations were based upon: (a) for the revenues, the recent success, since the acquisition of Pioneer Surgical in 2013, at expanding its customer base and increased demand for the Company’s new products and (b) for the gross margins, the level of gross margins currently recognized for this product group. 3These expectations were based upon: (a) for the revenues, recent growth rates for these implants in the market generally and market rates of growth published by SmartTrak, BioMed GPS and Millenium Research Group (as interpreted by the Company based on certain assumptions and judgments in an attempt to tailor these third party reports to the products in the Company’s Base Biologics business) and (b) for the gross margins, historical gross margins for these products.

Krensavage's Comments on Expenses are Misleading as They Ignore Normal Sector Spending Levels

Current R&D and SG&A spending is below the industry mean and median[1].

SG&A as % of Sales[2]



2013
Mean: 62.3%
Median: 60.8%
Margin (%)
100
75
50
25
0
40.7
42.0
88.8
77.6
29.3
60.4
60.2
61.1
79.3
3
4
5
6
7
rti surgical
K2M
LDR
MicroPort
NUVASIVE
ORTHOFIX
SeaSpine
XTANT
2014
Mean: 65.3%
Median: 61.8%
41.0
40.0
83.3
81.6
62.0
61.6
60.1
61.1
73.0
8
9
10
11
12
2015
Mean: 61.2%
Median: 60.6%
38.1
38.4
74.4
89.9
56.1
54.4
65.2
68.1
43.5
13
14
15
16

R&D as % of Sales



2013
Mean: 7.6%
Median: 6.7%
Margin (%)
20
15
10
5
0
7.7
6.2
7.9
8.4
18.8
4.7
6.7
6.7
1.7
rti surgical
K2M
LDR
MicroPort
NUVASIVE
ORTHOFIX
SeaSpine
XTANT
2014
Mean: 7.6%
Median: 6.4%
5.9
6.7
8.7
8.7
15.4
5.0
6.2
6.1
4.1
2015
Mean: 7.2%
Median: 6.7%
5.3
6.8
9.2
7.1
14.8
4.2
6.7
6.3
2.7

Source: Company Filings

Notes:

1 Industry comparables consist of Globus Medical, K2M Group Holdings, LDR Holdings, MicroPort Scientific, NuVasive, Orthofix International, SeaSpine Holdings and Xtant Medical Holdings
2 Analysis excludes effects of bad debt expenses
3 Excludes impact of one time $1.1mm integration cost related to acquisition of Pioneer
4 Converted from RMB to USD at 12/31/13 exchange rate of 0.1651; Excludes one time $3.3mm acquisition related goodwill impairment loss and $17.9mm one time acquisition cost; Excludes undisclosed expenses associated with the acquisition of product licenses of Dongguan Kewei
5 Excludes one time $6.1mm litigation related expense
6 Excludes one time $1.9mm legal expense
7 Excludes $3.5mm structural optimization charge
8 Adds back $1.9mm of acquisition related contingent liability
9 Excludes $20.0mm acquisition related increase in goodwill impairment
10 Adds back $1.2mm of lawsuit settlement proceeds
11 Excludes $3.8mm restructuring expense
12 Excludes $2.3mm spin-off related charge, $0.9mm discontinued product line charges and $0.3mm acquisition related charge
13 Excludes one time $4.8mm acquisition related expense
14 Adds back $9.4mm of post-acquisition related expenses and $22.3mm goodwill impairment
15 Excludes one time $5.3mm legal settlement expense and $1.6mm restructuring expense
16 Excludes one time $17.1mm spin-off related charge and $2.8mm of fees incurred under transitional service agreement

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rti surgical

Improved Profitability Resulting from Streamlined Execution Adjusted Operating Income ($mm) % of Revenue (15.5%) (10.9%) 9.0% 10.9% (11.5%) (18.0%) 1.7% 4.4% 5.6% 4.4% 7.0% 8.2% 0.4% 6.2% 9.6% Adjusted Cumulative Results '01-'05 '06-'10 '11-'15 '01-'15 CAGR Revenue $ 380 $ 646 $ 1,091 10.8% Operating Income (10) 11 71 % of Revenue (2.6%) 1.8% 6.5% Note: 1Operating income adjustments include: asset abandonment/impairments, litigation settlements, restructuring charges, acquisition expenses, severance charges, inventory PPA, integration expenses and goodwill impairment. Reconciliation for this non-GAAP figure is shown in the Appendix. Cumulative adjusted operating income as a % of revenue has improved significantly since 2001

Significant Progress Executing Value Creation Strategy Track Record of Growth Successfully increased operating income margin from 2.1% in 2014 to 8.7% in 2015 Direct sales growth from 40% of revenues in 2011 to 50% of revenues in 2015 Expectation of direct sales increasing to 60% of revenues in the long-term1 Acquisition of Pioneer Surgical Technology in 2013 bolstered direct sales channels, accelerated implant portfolio diversification and added a next-generation synthetic biologics platform Strong Pipeline in Place to Support Future Growth Exclusive U.S. licensing agreement with Oxford Performance Materials for its 3-D printing technology platform and proprietary OXPEKK® polymer to manufacture spinal implants First human implantation of the Company's long-term bovine project expected mid-2016 pending ethical committee reviews; potential to revolutionize treatment for ligament reconstruction Note: 1This expectation is due to the Company's primary focus being on such direct sales businesses. Focused Products are primarily distributed through the direct business. In addition, the Company's commitment to research and development, along with its investment in sales management and marketing, is heavily targeted to the direct business.

RTI Conducted a Thorough Evaluation to Identify its Director Nominees Over the past several months, our nominating and governance committee conducted a thorough evaluation of over 20 potential Director candidates, including those proposed by Krensavage The evaluation was consistent with the committee's standard practice The committee’s robust process included a review of: Relevant business experience An assessment of skill sets In-person and/or telephonic interviews and discussions, to the extent possible Extensive background and reference checks on each of the proposed candidates All candidates were evaluated against a pre-determined set of criteria that was established by the Board ahead of commencing the evaluation process and before Krensavage proposed its candidates Our nominating and governance committee is comprised of three independent Directors and is chaired by Curtis M. Selquist, who is associated with our largest investor (Water Street Healthcare Partners) The nominating and governance committee annually considers and recommends to the Board of Directors suggested changes, if any, to the Board's size, composition, organization and governance.

RTI's Board identified the following skill sets that it believes should be represented on the Board: Current or prior experience as a CEO of an orthopedic/medical device publicly traded company; Current or prior experience as a CFO of a publicly traded company or as a partner at a nationally-recognized accounting firm, with direct responsibility for the audit of publicly traded companies; Current or prior experience as an executive officer responsible for orthopedic sales and marketing; Current or prior experience as an orthopedic surgeon; and Strong academic and business experience in the fields of life science or technology. The committee also takes into account diversity in professional experience, skills and background in considering prospective Director nominees and committee appointments and planning for Director succession Pre-determined Selection Criteria to Ensure Best Candidates

Note: 1Water Street is the largest shareholder of RTI and has preferred voting shares RTI Has Refreshed its Board in an Attempt to Ensure Strong Governance and Directors Who Will Help the Company Respond to a Changing Industry and Regulatory Landscape If this slate is elected, 7 of 9 directors will have served in their positions for 3 years or less. Board as of 12/31/13 Peter F. Gearen, MD Brian K. Hutchison President and CEO Roy D. Crowninshield, PhD Julianne M. Bowler Adrian J. R. Smith Dean H. Bergy Philip R. Chapman Curtis M. Selquist Ned H. Villers Proposed 2016 Board Tenure Peter F. Gearen, MD Vice Chairman of the Board Company's Nominee 18 years Brian K. Hutchison President and CEO Company's Nominee 15 years Thomas A. McEachin Company's Nominee 1 year Jonathon M. Singer Company's Nominee New Paul G. Thomas Company's Nominee New Nicholas J. Valeriani Company's Nominee New Shirley A. Weis Company's Nominee 2 years Curtis M. Selquist 3 years Christopher R. Sweeney 1 year Represents Director position held by different individuals as of 2013 and 2016 Elected by both preferred and common stockholders Appointed by Water Street1

Strong Governance Structure Eight independent Directors out of a total of nine Directors on the Board Significant stockholder representation: Two Directors associated with our largest investor Separate CEO and Chairman roles All members of the Nominating, Audit and Compensation Committees are outside, independent Directors If elected, 7 of 9 RTI Directors will have served in their positions for 3 years or less Strict stock ownership guidelines for executive officers and non-employee members, include limits on amount owned, the retention period and ownership timeline Declassified Board structure gives our stockholders the opportunity each year to vote on all Directors (with the exception of the two Directors appointed by RTI’s preferred stockholders)

RTI Has Proposed a Highly–Qualified Slate of Director Nominees Current and past CEO experience Public company Board experience Current and past CFO experience Experienced, skilled perspectives and deep insights regarding strategic and operational challenges Certified public accounting experience at a big four accounting firm Deep medical experience including orthopedic specialization and healthcare knowledge Strong experience in worldwide product development and distribution Extensive leadership experience with companies in the life science industry Strong finance and executive management experience at large cap public companies Specialization and extensive experience in the global medical device industry RTI’s slate of nominees together represent an array of experience that the Board believes will be instrumental in helping drive growth and enhance long-term stockholder value.

RTI's Director Nominees are the Better Leadership Team to Enhance Stockholder Value

RTI considered more than 20 candidates and upon thorough review recommended three new nominees. RTI's slate of nominees has significant and relevant industry experience along with meaningful public Board experience.

	RTI's Nominees								Krensavage's Nominees				
Experience:	Peter Gearen	Brian Hutchison	Thomas McEachin	Jonathon Singer	Paul Thomas	Nicholas Valeriani	Shirley Weis	Total	Jeffrey Goldberg	Mark Stolper	Darren Lehrich[1]	Frank Williams Jr.	Total
CEO Public Orthopedic / Medical Device Company		✓			✓	✓		3					0
Public CFO and / or Partner CPA Firm			✓	✓				2		✓			1
Public Board Experience		✓			✓	✓		3		✓			1
Orthopaedic Surgeon	✓							1					0
Provider and / or Payor Experience	✓						✓	2	✓	✓	✓		3

Krensavage's nominees are redundant and less qualified; duplicate skills are already on the slate.

Note: Curtis Selquist and Christopher Sweeney are preferred Directors appointed by Water Street; Water Street is the largest shareholder of RTI and has preferred voting shares. Both these directors have deep expertise in the healthcare sector and experience working as directors to grow companies for the benefit of stockholders.

1 Krensavage submitted a supplemental notice to substitute Darren Lehrich for John Watts on April 13, 2016

16

Krensavage's Nominees are Less Qualified than RTI's Nominees None of the Krensavage nominees have experiences leading orthopedic device companies The Krensavage nominees have less medical device related operating, finance and sales experience than the average of the RTI's recommended nominees Mark Stolper and Frank Williams have financial and M&A transaction experience that, we believe, is duplicative with the Water Street appointed Directors, Curtis Selquist & Christopher Sweeney, and RTI's nominee, Jonathon Singer The most recent addition to Krensavage's nominees, Darren Lehrich, is the investor relations director for a company that has just made an initial public offer and, thus, Mr. Lehrich has very little experience leading a public company

RTI Welcomes the Views of its Investors and has Engaged with Krensavage on Multiple Occasions RTI has a robust stockholder engagement program and regularly meets with investors and analysts We are generally open to constructive input from our stockholders and we respect the right of stockholders to nominate Directors RTI delayed the date of our annual meeting to give the nominating and governance committee sufficient time to thoroughly review Krensavage’s proposed nominees One of Krensavage’s originally-suggested Director nominees, John Watts, has subsequently been withdrawn and replaced with a new nominee, Darren Lehrich RTI provided Krensavage direct access to Directors to engage in a discussion about company strategy Despite requests from RTI for a clear plan and specific suggestions, Krensavage has failed to offer any new ideas to enhance stockholder value Members of the management team and/or Board have met with Krensavage and/or his nominees via email, telephonically or in-person 9 times since Krensavage filed its first Schedule 13D on November 9, 2015 Following an inquiry from a shareholder with a settlement offer purported to be acceptable to Krensavage, RTI, in good faith, tried to engage Krensavage about a settlement to avoid a potentially prolonged and expensive proxy contest A major shareholder contacted RTI with a potential settlement offer, which such shareholder thought would be acceptable to Krensavage – This settlement offer would have increased the Board size by one Director and added John Watts RTI contacted Krensavage directly to confirm Krensavage’s interest in this specific framework for a settlement Instead, Krensavage rejected the settlement framework and responded by demanding the appointment of three Krensavage nominees On April 30th Krensavage contacted RTI’s Chairman, Curtis Selquist, to discuss a potential settlement Discussions were held over multiple phone calls between April 30th and May 5th and RTI’s nominating and governance committee of the Board was consulted during the course of the conversations Ultimately, RTI Surgical offered to expand its Board by accepting one of the Krensavage nominees; Krensavage rejected RTI’s offer

Krensavage Has Incorrectly Characterized RTI's Interactions with its Nominee, John Watts Krensavage says that: RTI declined to interview Mr. Watts Mr. Watts withdrew from Krensavage’s slate because of his relationship with Water Street In fact: Mr. Watts had a telephonic interview as part of the nominee evaluation process During the telephonic interview, Mr. Watts stated that, in his view, his skills were duplicative with those of current board member Ms. Weis RTI was contacted by a shareholder with a settlement purported to be acceptable to Krensavage. During the course of the discussions such shareholder indicated that he thought that adding Mr. Watts to the Company’s slate of nominees would be acceptable to Krensavage Mr. Watts has disavowed the statements Krensavage made in its April 26th press release regarding his nomination and reason for withdrawal.

Krensavage is Misleading on Inside Ownership Even though Krensavage calls Water Street RTI's largest shareholder, it excludes the ownership interest represented by its preferred shares in Krensavage's ownership graph RTI's total insider ownership stake is greater than the mean ownership stake of 22.5% for RTI's comparables as chosen by Krensavage. Notes: 1Per 2016 proxy filing 2Per 2015 proxy filing 3 Per 2015 proxy filing 4Per 2016 proxy filing 5Per 2015 proxy filing 1 2 3 4 5 Krensavage suggested RTI's insider ownership was 5.2% by excluding Water Street's stake x 5.2%

RTI’s independent nominating and governance committee conducted a thorough evaluation to identify director nominees with the desired skills, qualifications and experience to help grow value for all stockholders We believe RTI's director nominees are the better leadership team to direct the business and increase long-term stockholder value We believe Krensavage's nominees are less qualified to serve on the RTI board RTI is committed to stockholder engagement and a governance framework that supports the creation of long-term stockholder value RTI is making significant progress executing its plan to grow revenue, increase profit margins and enhance stockholder value We believe many of Krensavage's arguments are incorrect, misleading and not completely factually sound We Urge You to Protect Your Investment and Vote the WHITE Proxy Card Today for all of RTI‘s Highly Qualified Director Nominees

Appendix

Regular dialogue with multiple major shareholders Over the last twelve months only, the Company has held more than 100 in-person meetings and phone calls with investors, in addition to participating in 7 investor conferences RTI prioritizes interaction with investors through its attendance at some of the most prominent healthcare investment banking conferences Recently featured at conferences hosted by Brean Capital, Canaccord Genuity, Deutsche Bank, JP Morgan, Stephens Inc. and UBS CEO, Brian Hutchison and CFO, Robert Jordheim, along with the full investor relations team, act as RTI's primary point of contact for key shareholder discussions In close coordination the team participates in all requested meetings and discussions, while maintaining a focus on execution RTI Consistently Engages with Shareholders

RTI has been prompt, engaging and proactive in its interactions with Krensavage. Krensavage has asked for changes but has not provided its specific plans to enhance RTI’s strategy and performance RTI has proactively refreshed its Board of Directors and openly considered and assessed Krensavages four candidates for RTI's Board Krensavage has publicly applauded the appointment of Curtis Selquist as the new chairman of the Board Following an inquiry from a shareholder with a settlement offer purported to be acceptable to Krensavage. RTI, in good faith, tried to engage Krensavage about a settlement to avoid a potentially prolonged and expensive proxy contest Through May 3, 2016, RTI's Chairman of the Board has directly engaged in discussions with Krensavage Nov 17, 2015 Krensavage met with RTI Management and indicated it had certain ideas and plans for RTI, but did not specify those plans Feb 8, 2016 Initial telephonic conversation between Krensavage and its nominees and RTI regarding potential nomination by Krensavage of outside Director nominees to RTI’s Board Feb 17, 2016 Via email, Krensavage and its nominees expressed its desire to nominate a group of individuals to the Board to which RTI expressed encouragement and requested background information of the nominees Feb 18, 2016 Krensavage nominated four candidates – Mark Stopler, Jeff Goldberg, John Watts and Frank Williams to the Board and expressed intent to engage in constructive dialogue to avoid any proxy battles Feb 19, 2016 Krensavage submitted a formal nomination letter specifying intent to nominate four nominees to be elected to RTI's Board of Directors Feb 24, 2016 RTI issued a press release stating that the nominating and Governance Committee would review Krensavage’s four Director nominees under its process to evaluate Director candidates Feb 24, 2016 Krensavage submitted a books and records request to RTI Feb 26, 2016 RTI issued a press release stating that the Annual Meeting would be scheduled later than RTI’s usual April timeframe to allow sufficient time for the company to evaluate the Director candidates while also announcing the appointment of Curtis Selquist as the new chairman of the Board Mar 2-24, 2016 RTI conducted and concluded a thorough evaluation of all potential Director candidates to identify individuals who possesses the right qualities and expertise to further strengthen the Board and help enhance shareholder value Mar 29-30, 2016 RTI contacted Krensavage and explained the outcome of the nominee review process. RTI thanked Krensavage for helping with the process of refreshing the Board and to give them the opportunity to comment on the decisions of the nominating committee Feb 23, 2016 Krensavage filed a Schedule 13D noting its increase in RTI holdings and provided  biographies for its four nominees Nov 9, 2015 Krensavage filed a Schedule 13D, noting purchase of RTI shares. Mar 2, 2016 Krensavage issued a press release praising the appointment of Mr. Selquist as the new Chairman of RTI's Board of Directors RTI responded to Krensavage’s February 24, 2016 books and records request Apr 6, 2016 Krensavage issued a press release stating dissatisfaction with RTI's nominees for the Board of Directors and its intention to file a preliminary proxy soliciting votes for the election of its nominees History of Engagement with Krensavage Apr 12, 2016 Krensavage submitted a supplemental notice to substitute Darren Lehrich for John Watts in its Board of Directors nomination slate. They also filed a preliminary proxy statement to solicit shareholder votes for its four Director nominees Apr 18, 2016 A major shareholder contacted RTI with a potential settlement offer purported to be acceptable to Krensavage. RTI contacted Krensavage to confirm interest. Instead, Krensavage rejected the settlement framework, and responded by demanding the appointment of three Krensavage nominees Apr 30, 2016 -Present Krensavage contacted RTI ‘s chairman Curtis Selquist, to discuss potential settlement. RTI’s Nomination and governance committee (via Curtis) offered to expand its Board by accepting one of the Krensavage nominees. Krensavage rejected RTI's offer.

Details of Interactions With Krensavage

RTI provided Krensavage direct access to Directors to engage in a discussion about company strategy. Despite several requests, Krensavage has failed to offer any new ideas to enhance stockholder value.

Date	Event	Action by RTI
11/9/15	***Krensavage filed a Schedule 13D***, noting purchase of RTI shares based on its belief that the shares, when purchased, were undervalued. Krensavage expressed its ***concern with the Issuer's perennial underperformance, missed guidance and destruction of shareholder wealth. Krensavage also expressed its belief that the Board should consider exploring all strategic alternatives, including a sale of the issuer.***	
11/17/15	***Michael P. Krensavage,*** Managing Member of Krensavage, ***met with Dean Bergy, Brian Hutchison, Curtis Selquist*** and other members of RTI management. During this meeting, ***Mr. Krensavage indicated*** that Krensavage had certain ***ideas and plans for RTI*** but he ***did not share the specifics*** of such ideas and plans.	*RTI provided Krensavage direct access to Directors to engage in a discussion about company strategy; while Krensavage indicated it has ideas, but declined to share at that time*
02/08/16	***Ned Villers,*** one of RTI's former Directors, ***received a call from John S. Watts, Jr.***, an outside Director at a few other companies and also ***one of Krensavage's proposed nominees*** to RTI's Board of Directors. On this call, ***Mark Stolper***, Executive Vice President and ***Chief Financial Officer of RadNet, Inc.*** and also one of Krensavage's proposed nominees to the Board of Directors, was introduced to ***Chris Sweeney.*** Mr. Sweeney and Mr. Stolper ***discussed the potential nomination by Krensavage of outside Director nominees.*** Mr. Sweeney told Mr. Stolper that ***the Board of Directors would be pleased to evaluate additional outside Director nominees***, RTI's Board of Directors was then in the process of evaluating certain new Director candidates and that ***Mr. Selquist,*** as the chair of the Nominating and Governance Committee, ***should be the point person for communication going forward***.	*Krensavage nominees were provided access to RTI Directors*
02/17/16	***Mr. Stolper sent an email to Messrs. Selquist and Sweeney***. In that email, Mr. Stolper stated that it was Krensavage's view that it ***would be beneficial to RTI and all of its stakeholders to have additional shareholder representatives*** on RTI's Board of Directors. Mr. Stolper also mentioned that he was working in conjunction with Krensavage to put together a group of individuals to propose as RTI's nominees to its Board of Directors. ***Mr. Stolper also indicated*** that he and ***Krensavage would like to have a constructive dialogue with RTI regarding its nominees*** and that they would prefer "to go through proper channels" for purposes of its nominees' consideration.	
02/17/16	***Mr. Selquist sent a reply email to Mr. Stolper encouraging the submission of the nominees for review*** and requesting background information for each nominee.	*RTI responded promptly to Kresnavage nominees*
02/18/16	***Mr. Stolper sent another email to Messrs. Selquist and Sweeney.*** In this email, Mr. Stolper ***expressed Krensavage's wish to engage constructively with RTI to reconstitute RTI's Board of Directors*** in what they regarded as the best interest of RTI's shareholders. He ***attached biographies of himself and three other individuals, Jeff Goldberg, John Watts and Frank Williams)*** who he believed could contribute positively to the Board of Directors. ***Mr. Stolper stated*** that Krensavage hoped to ***engage in constructive dialogue with RTI*** to reach an outcome in the best interest of all stakeholders and to ***avoid proxy contest.*** He also indicated ***that Krensavage would be submitting a formal nomination letter to RTI on February 19th*** in an effort to preserve Krensavage's right to nominate Directors.	

rti surgical

25

Details of Interactions With Krensavage (Cont'd) Date Event Action by RTI 02/19/16 Krensavage submitted a formal nomination letter notifying RTI of its intent to nominate Messrs. Goldberg, Stolper, Watts and Williams as nominees to be elected to RTI's Board of Directors at the Annual Meeting. 02/23/16 Krensavage filed a Schedule 13D with the Securities and Exchange Commission regarding its nomination letter and the four Director nominees described in such letter. 02/24/16 RTI issued a press release regarding Krensavage’s announcement. In that press release, Mr.Selquist stated that the Nominating and Governance Committee would review Krensavage’s four Director nominees under its process to evaluate Director candidates. Mr. Selquist indicated that the process would be the same, whether the nominees were recommended for election by the Nominating and Governance Committee or by stockholders. 02/24/16 Krensavage submitted a books and records request to RTI. The request focused on certain information regarding RTI’s stockholders as of February 29, 2016, which Krensavage incorrectly believed was the record date established by RTI for the Annual Meeting. 02/26/16 RTI issued a press release stating, among other things, that the Annual Meeting would be scheduled later than RTI’s usual April timeframe to allow sufficient time for the Nominating and Governance Committee to follow its thorough process to evaluate the Director candidates recently proposed by Krensavage, along with other potential candidates. In this press release, RTI also stated that Mr. Bergy stepped down as Chairman of RTI's Board of Directors effective February 24, 2016, and would not be a candidate for re-election at the Annual Meeting. Mr. Selquist was announced as the new Chairman of RTI's Board of Directors. 03/02/16 Krensavage issued a press release praising the appointment of Mr. Selquist as the new Chairman of RTI's Board of Directors and reiterating its belief that the Board of Directors would benefit from additional shareholder representation. Krensavage also stated in this press release that it continued to encourage constructive dialogue with RTI about the composition of RTI's Board of Directors and remains open to discussions with RTI to reach a resolution benefitting all shareholders. 03/02/16 RTI responded to Krensavage’s February 24, 2016 books and records request. Because RTI had not yet at that time set a record date for the Annual Meeting, it could not provide much of the information requested by Krensavage in its request. RTI responded promptly to Krensavage

Details of Interactions With Krensavage (Cont'd)

Date	Event	Action by RTI
03/02/16 – 03/24/16	***The Nominating and Governance Committee conducted a thorough evaluation of a number of potential Director candidates*** to identify individuals who possess the right qualities and expertise to strengthen RTI's Board of Directors and ***help enhance shareholder value.*** The ***Committee used a set of pre-determined criteria,*** described in "Election of Directors - Director Qualifications and Biographical Information" in its evaluation. ***The process included a review of all four Krensavage nominees, existing Board members and other individuals.*** During the process, ***one of Krensavage's proposed nominees withdrew his name from consideration as a Director nominee***. The process culminated with a series of in-person interviews on March 23 and 24. On March 28, 2016, two existing Board members, ***Philip R. Chapman and Adrian J. R. Smith informed the Board of its decisions to not be candidates for reelection at the Annual Meeting***. Later on March 28, 2016, the ***Board of Directors met and approved a slate of nominees for election at the Annual Meeting.***	
03/29/16	***Messrs. Selquist and Bergy spoke with two executives of Krensavage.*** Messrs. Selquist and Bergy informed the Krensavage executives that two of the Company's current Directors had elected not to seek re-election and the ***Board had nominated a slate of Directors that did not include any of the Krensavage nominees.*** Messrs. Selquist and Bergy explained the reasoning of the Nominating and Governance Committee. The ***parties agreed to continue a dialogue***.	*RTI proactively engaged with Krensavage prior to a formal announcement of the nominees*
03/30/16	***Mr. Selquist*** again ***reached out to Krensavage***. He spoke with a Krensavage executive and ***asked if Krensavage was satisfied with the slate of Directors proposed by the Company*** and whether it would support the slate. Later that day, the ***Krensavage executive contacted Mr. Selquist and stated that Krensavage needed additional time to evaluate the slate*** and the proxy before responding	
04/06/16	***Krensavage issued a press release*** expressing disappointment with RTI's nominations for Board replacements and grievances with current Chief Executive Officer, Brian K Hutchison and the Company's longest-serving Director, Peter Gearen	
04/12/16	***Krensavage submitted a supplemental notice*** *to substitute* ***Darren Lehrich*** *for John Watts in its Board of Directors nomination slate.* ***Krensavage also filed a proxy statement to solicit*** *proxies to elect its four nominees, but also the candidates nominated by the Company in an attempt to replace the 7 incumbent nominees up for re-election*	
04/18/16	RTI was contacted by a shareholder, ***who indicated his belief that a potential settlement in which the Board size was increased by one Director, specifically John Watts, would be acceptable to Krensavage. RTI contacted Krensavage directly to confirm that the settlement offer was of interest to them and if it was to acknowledge that it could be the framework for a settlement. Krensavage responded with a "take-it-or-leave-it" counteroffer, while rejecting the proposed*** board expansion and demanded the appointment of three Krensavage nominees instead.	*RTI proactively engaged with Krensavage in a good faith discussion about a potential settlement*
04/30/16 – Present	***On April 30th Krensavage contacted*** RTI's Chairman, ***Curtis Selquist, to discuss a potential settlement.*** Discussions were held over ***multiple phone calls between April 30th and May 5th and RTI's nominating and governance committee of the Board was consulted*** during the course of the conversations. Ultimately, ***RTI Surgical offered to expand its Board by accepting one of the Krensavage nominees. Krensavage rejected RTI's offer.***	

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Name Biography Peter F. Gearen, MD Deep medical experience and healthcare knowledge; knowledgeable about our products and the orthopedic products market Present Positions Joined RTI's Board of Directors in 1998 and was appointed Vice Chairman of the Board of Directors in February 2016 Selected Previous Positions Associate Professor of Orthopedics at the University of Florida College of Medicine from 1993 to 2012 Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999 Appointed Chairman of the Department of Orthopedics in May 2002 and stepped down as Chairman on June 30, 2010 Education B.A. from Spring Hill College; M.D. from the Stritch Loyola Medical School Brian K. Hutchison Detailed knowledge and unique perspectives and insights regarding strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of Company and its business Present Positions President and Chief Executive Officer and a member of Board of Directors of RTI Selected Previous Positions Joined RTI in December 2001 and was elected Chairman of the Board of Directors in December 2002 Spent previous 12 years with Stryker Corporation (NYSE:SYK), with his last position being Vice President, Worldwide Product Development and Distribution Education Bachelor’s degree in Business Administration from Grand Valley State University in 1981; Program for Management Development at Harvard Business School Thomas A. McEachin Strong finance and executive management experience; provides board with valuable financial reporting, compliance, accounting and controls, and corporate governance experience Present Positions Joined the Board of Directors in December 2015 Selected Previous Positions Served in executive capacities with Covidien Surgical Solutions (formerly NYSE:COV) from 2008-2012, first as Vice President, Finance (2008-2011), and then as Vice President and Group Chief Financial Officer (2011-2012) Served United Technologies (NYSE:UTX) and its subsidiaries in various finance capacities during the period 1997-2008 Served in various executive capacities with Digital Equipment Corporation during 1986-1997 and Xerox Corporation (NYSE:XRX) during 1975-1986 Education B.S. from New York University; Master of Business Administration from Stanford University Biographies of RTI Director Nominees Source:Company Filings

Name Biography Jonathon M. Singer Strong financial background (sitting CFO of a publicly-traded company and as a certified public accountant with experience at a big four accounting firm) and life sciences experience Present Positions Chief Financial Officer of Sagent Pharmaceuticals (NASDAQ:SGNT) since September 2011 Appointed Executive Vice President and Chief Financial Officer in March 2012 Selected Previous Positions Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. (NYSE:LDR) from 2006 to 2011 Served as Vice President of Global Finance and Chief Financial Officer of the Medial Segment for Teleflex Inc. (NYSE:TFX) from 2004 to 2006 Prior to 2004, worked in various capacities for R. R Donnelly & Sons (NASDAQ:RRD), Cardinal Health Inc. (NYSE:CAH) and KPMG LLP Education Certified Public Accountant Bachelor’s Degree in Business Administration from Miami University in Ohio; Master’s Degree from Northwestern University’s Kellogg Graduate School of Management Paul G. Thomas Extensive leadership experience with companies in the life science industry; provides broad perspective of the industry Present Positions Chief Executive Officer of Roka Bioscience, Inc. (NASDAQ:ROKA) since September 2009, where he also sits on the Board of Directors Founder of Roka Bioscience Currently serves on the Board of Directors of AbioMed, Inc. (NASDAQ:ABMD) and Aegerion Pharmaceuticals, Inc. (NASDAQ:AEGR) Selected Previous Positions Served as Chairman, Chief Executive Officer, and President of LifeCell Corporation (formerly NASDAQ:LIFC), a regenerative medicine company from 1998 until it was acquired by Kinetic Concepts, Inc. (NYSE:KCI) in May 2008 for $1.7 billion. Prior to joining LifeCell, Mr. Thomas held various senior positions during a 15-year tenure with the Pharmaceutical Products Division of Ohmeda Inc. Education Bachelor of Science in Chemistry from St. Michael’s College; Master of Business Administration from Columbia University; post graduate studies in chemistry at the University of Georgia Source:Company Filings Biographies of RTI Director Nominees (Cont’d)

Name Biography Nicholas J. Valeriani Experience in the global medical device industry; leadership in the areas of strategy, growth and human resources Present Positions Currently serves on the Board of Directors of Edwards Lifesciences Corp. (NYSE:EW), Roka Bioscience, Inc. (NASDAQ:ROKA) and Sense4Baby, Inc., as well as the Robert Wood Johnson University Hospital and the Reagan-Udall Foundation Selected Previous Positions Chief Executive Officer of West Health, The Gary and Mary West Health Institute since 2012 Company Group Chairman of Johnson & Johnson Ortho-Clinical Diagnostics (NYSE:JNJ) from 2009 to 2012 Vice President, Office of Strategy and Growth at Johnson & Johnson from 2007 to 2009 Worldwide Chairman, Medical Devices and Diagnostics, and Corporate Vice President, Human Resources at Johnson & Johnson prior to 2007; Served on the Executive Committee of Johnston & Johnson Education Bachelor’s Degree in Industrial Engineering; Master of Business Administration from Rutgers University Shirley A. Weis Provides Board with valuable healthcare and business strategy; significant consulting and management experience Present Positions Joined the Board of Directors of RTI in October 2014 President of Weis Associates, LLC and Emerita Vice President & Chief Administrative Officer of Mayo Clinic Currently holds a position on the Board of Directors of Sentry Insurance Company as well as advisory Boards for American World Clinics and Women Business Leaders Special Advisor to the President and Professor in the W.P. Carey School of Business and the College of Nursing at Arizona State University Selected Previous Positions Member of the Mayo Clinic Board of Trustees and served as the secretary for the Mayo Clinic Board of Governors Education Master’s degree in management from Aquinas College; Honorary doctor of science degree from Michigan State University Biographies of RTI Director Nominees (Cont’d) Source:Company Filings

Reconciliation of Net Income (Loss) Applicable to Common Shares to Adjusted EBITDA

($000s)	Twelve Months Ended December 31, 2015	2014
Net Income (Loss)	$11,610	($417)
Interest Expense, Net	1,489	1,348
Provision for Income Taxes	8,299	1,493
Depreciation	12,240	11,010
Amortization of Intangible Assets	4,282	4,385
EBITDA	**$37,920**	**$17,819**
Reconciling Items Impacting EBITDA		
Preferred Dividend	3,305	3,113
Non-Cash Stock Based Compensation	2,548	2,247
Foreign Exchange (Gain) Loss	(78)	88
Other Reconciling Items		
Asset Abandonments[1]	814	–
Litigation and Settlement Charges[2]	804	185
Severance Charges[3]	995	4,798
Inventory Purchase Accounting Adjustment[4]	–	5,708
Adjusted EBITDA	**$46,308**	**$33,958**
Adjusted EBITDA as a Percentage of Revenues	16%	13%

Source: Company Filings
Notes: Amounts may not foot due to rounding
1 2015 asset abandonments adjustment represents an abandonment of certain long-term assets at our German facility. Management removes the amount of these costs from our operating results to supplement a comparison to the Company's past operating performance.
2 2015 and 2014 litigation and settlement charges adjustment represents charges relating to settlements of domestic and international distributor disputes. Management removes the amount of these costs from our operating results to supplement a comparison to the Company's past operating performance.
3 2015 and 2014 severance charges adjustment represents charges relating to the termination of former employees. Management removes the amount of these costs from our operating results to supplement a comparison to the Company's past operating performance.
4 2014 inventory purchase accounting adjustment represents the purchase price effects on the sale of inventory acquired in the Pioneer Surgical Technologies, Inc. acquisition in 2013, which have been included in costs of processing and distribution. Management removes the amount of these costs from our operating results to supplement a comparison to the Company's past operating performance.

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Reconciliation of Reporting Operating Income to Adjusted Operating Income Twelve Months Ended December 31, ($000s) 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Reported Operating Income ($10.5) ($14.0) $6.6 $10.0 ($8.9) ($17.5) ($2.6) ($98.4) $9.0 ($127.4) $11.8 $12.2 ($28.7) $5.6 $24.6 % of Revenue (15.5%) (20.2%) 8.8% 10.8% (11.9%) (23.7%) (2.7%) (67.1%) 5.5% (76.7%) 7.0% 6.9% (14.5%) 2.1% 8.7% Adjustments: Asset Abandonments/Impairments - 3.1 0.2 0.1 0.3 4.2 4.2 1.4 0.2 0.0 0.1 0.0 - - 0.8 Litigation Settlements - 2.0 - - - - - - - - - 2.4 3.0 0.2 0.8 Restructuring Charges - 1.4 - - - - - 0.5 0.0 - - - 2.9 - - Acquisition Expenses - - - - - - - - - - - - 6.0 - - Severance charges - - - - - - - - - - - - - 4.8 1.0 Inventory PPA - - - - - - - - - - - - 16.4 5.7 - Integration Expenses - - - - - - - - - - - - 1.1 - - Goodwill Impairment - - - - - - - 103.0 - 134.7 - - - - - Adjusted Operating Income ($10.5) ($7.5) $6.8 $10.1 ($8.6) ($13.3) $1.6 $6.5 $9.3 $7.3 $11.8 $14.6 $0.7 $16.3 $27.2 % of Revenue (15.5%) (10.9%) 9.0% 10.9% (11.5%) (18.0%) 1.7% 4.4% 5.6% 4.4% 7.0% 8.2% 0.4% 6.2% 9.6% Note: Amounts may not foot due to rounding

Reconciliation of Net Income (Loss) to Adjusted Net Income

	Twelve Months Ended,			
	December 31, 2015		December 31, 2014	
($000s, except per share data)	Net Income Applicable to Common Shares	Amount per Diluted Share	Net Loss Applicable Common Shares	Amount per Diluted Share
Net Income (Loss) as Reported	**$11,610**	**$0.20**	**($417)**	**($0.01)**
Asset abandonments, net of tax effect[1]	584	0.01	–	–
Litigation and settlement charges, net of tax effect[2]	543	0.01	133	0.00
Severance charges, net of tax effect[3]	615	0.01	3,007	0.05
Inventory purchase accounting adjustment, net of tax effect[4]	–	–	3,467	0.06
Adjusted Net Income	**$13,352**	**$0.23**	**$6,190**	**$0.11**

Footnotes:	2015	2014
1 *Asset abandonments, net of tax effect, as follows:*		
Asset abandonments	$814	
Tax effect on asset abandonments	(230)	
Asset abandonments, net of tax effect[1]	**$584**	
2 *Litigation and settlement charges, net of tax effect, as follows:*		
Litigation and settlement charges	$804	$185
Tax effect on litigation and settlement charges	(261)	(52)
Litigation and settlement charges, net of tax effect	**$543**	**$133**
3 *Severance charges, net of tax effect, as follows:*		
Severance charges	$995	$4,798
Tax effect on severance charges	(380)	(1,791)
Severance charges, net of tax effect	**$615**	**$3,007**
4 *Inventory purchase accounting adjustment, net of tax effect, as follows:*		
Inventory purchase accounting adjustment		$5,708
Tax effect on inventory purchase accounting adjustment		(2,241)
Inventory purchase accounting adjustment, net of tax effect		**$3,467**

Source: Company Filings
Note: Amounts may not foot due to rounding

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rti surgical

Presentations in this slide deck include adjusted EBITDA, adjusted net income per share and adjusted operating income, non-GAAP financial measures that exclude certain amounts. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of the non-GAAP financial measures to the corresponding GAAP measures are included in this slide deck. Adjusted EBITDA, adjusted net income per share and adjusted operating income should not be considered in isolation, or as a replacement for GAAP measures. The Company believes that presenting adjusted EBITDA, adjusted net income per share and adjusted operating income in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance. The footnotes to the adjusted EBITDA reconciliation contain an explanation of the adjustments that management excluded as part of adjusted measures for the twelve month period ended December 31, 2015 and 2014 as well as the reasons for excluding the individual items.

RTI Surgical Nasdaq: RTIX www.rtix.com